EXHIBIT 99.5

LETTER TO BENEFICIAL HOLDERS REGARDING THE OFFER TO EXCHANGE

ANY AND ALL OUTSTANDING

7 7/8% SERIES A SENIOR SUBORDINATED NOTES DUE 2012

and

SERIES A FLOATING RATE NOTES DUE 2012

of

GOODMAN GLOBAL HOLDINGS, INC.

Pursuant to the Prospectus dated                     , 2005

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON , 2005, UNLESS EXTENDED (THE “EXPIRATION DATE”).

                    , 2005

To Our Clients:

Enclosed for your consideration is a prospectus, dated                     , 2005, of Goodman Global Holdings, Inc., a Delaware corporation (“Goodman”), and a letter of transmittal, that together constitute Goodman’s offer to exchange $1,000 principal amount of its (i) 7 7/8% Series B Senior Subordinated Notes due 2012 (the “fixed rate exchange notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for each $1,000 principal amount of its outstanding 7 7/8% Series A Senior Subordinated Notes due 2012 (the “outstanding fixed rate notes”), of which $400,000,000 aggregate principal amount is outstanding and (ii) Series B Senior Floating Rate Notes due 2012 (the “floating rate exchange notes” and, together with the fixed rate exchange notes, the “exchange notes”), which have been registered under the Securities Act, for each $1,000 principal amount of its outstanding Series A Senior Floating Rate Notes due 2012 (the “outstanding floating rate notes” and, together with the outstanding fixed rate notes, the “outstanding notes”), of which $250,000,000 aggregate principal amount is outstanding.

The materials relating to the exchange offer are being forwarded to you as the beneficial owner of outstanding notes carried by us for your account or benefit but not registered in your name. A tender of any outstanding notes may only be made by us as the registered holder and pursuant to your instructions. Therefore, we urge beneficial owners of outstanding notes registered in the name of a broker, dealer, commercial bank, trust company or any other nominee to contact such registered holder promptly if they wish to tender outstanding notes in the exchange offer.

Accordingly, we request instructions as to whether you wish us to tender any or all such outstanding notes held by us for your account or benefit pursuant to the terms and conditions set forth in the prospectus and the letter of transmittal. We urge you to read carefully the prospectus and the letter of transmittal and other material provided herewith before instructing us to tender your outstanding notes. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO EXCHANGE OUTSTANDING NOTES HELD BY US FOR YOUR ACCOUNT OR BENEFIT.

Your instructions to us should be forwarded as promptly as possible in order to permit us to tender outstanding notes on your behalf in accordance with the provisions of the exchange offer.

Your attention is directed to the following:

1. The exchange offer will expire at 5:00 p.m., New York City time, on                     , 2005, unless extended. Tendered outstanding notes may be withdrawn, subject to the procedures described in the prospectus, at any time prior to 5:00 p.m. New York City time, on the Expiration Date.

2. The outstanding notes will be exchanged for the exchange notes at the rate of $1,000 principal amount of exchange notes for each $1,000 principal amount of outstanding notes validly tendered and not validly withdrawn prior to the expiration date. The exchange notes will bear interest from the most recent interest payment date to which interest has been paid on the outstanding notes or, if no interest has been paid, from December 23, 2004 for the 7 7/8% Series B Senior Subordinated Notes due 2012 and the Series B Senior Floating Rate Notes due 2012, respectively. The form and terms of the exchange notes are identical in all material respects to the form and terms of the outstanding notes, except that the exchange notes have been registered under the Securities Act.

3. Notwithstanding any other term of the exchange offer, Goodman may terminate or amend the exchange offer as provided in the prospectus and will not be required to accept for exchange, or exchange any exchange notes for, any outstanding notes not accepted for exchange prior to such termination.

4. Any transfer taxes applicable to the exchange of the outstanding notes pursuant to the exchange offer will be paid by Goodman, except as otherwise provided in the prospectus and in Instruction 8 of the letter of transmittal.

5. Based on an interpretation of the Securities Act by the staff of the Securities and Exchange Commission, Goodman believes that exchange notes issued pursuant to the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by holders thereof without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder:

(a) is acquiring exchange notes in its ordinary course of business;

(b) is not engaging in and does not intend to engage in a distribution of the exchange notes;

(c) is not participating, and has no arrangement or understanding with any person to participate, in a distribution of the exchange notes;

(d) is not an “affiliate” of Goodman or the guarantors, as such term is defined under Rule 405 of the Securities Act; and

(e) the holder is not acting on behalf of any person who could not truthfully make these statements.

To participate in the exchange offer, holders must represent to Goodman that each of these statements is true. If the holder is a broker-dealer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities, it must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes.

If you wish to have us tender any or all of your outstanding notes, please so instruct us by completing and returning to us the form entitled “Instruction to Registered Holders and DTC Participants From Beneficial Owner” that appears below. An envelope to return your instructions is enclosed. If you authorize a tender of your outstanding notes, the entire principal amount of outstanding notes held for your account will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.

2